Exhibit 10.4
MetLife, Inc.
Non-Management Director Compensation
Resolutions
September 13, 2011
RESOLVED, that effective as of October 1, 2011, each member of the Board of Directors of MetLife, Inc. (the “Company”), except those who are employees of the Company or of an affiliate of the Company, shall be paid fees according to the following schedule:
a.	An annual retainer of $260,000, of which $130,000 shall be payable in cash and $130,000 shall be payable in share of the Company’s common stock (“Annual Director Retainer”). The entire retainer shall be in the form of a one-time payment payable on the date of the Company’s annual meeting of shareholders (“Annual Meetings”) in advance for services to be performed in the period beginning on the date of the Annual Meeting; provided, however, that the amount of the retainer shall be adjusted on a pro rata basis for (1) the period from October 1, 2011 to the anticipated date of the 2012 Annual Meeting; and (2) those Directors newly elected to the Board during the period between the Company’s Annual Meetings (the “New Directors”). Shares of Company common stock granted shall be rounded up to the next whole share based on the closing price of the Company’s common stock on the New York Exchange on the date of the grant;

b.	An annual retainer of $25,000 shall be payable in cash to each Chair of a Board Committee, such payment shall be made concurrently with the payment of the Annual Director Retainer and, for the New Directors, on the same pro rata basis as applies to the Annual Director Retainer;

c.	An annual retainer of $25,000 shall be payable in cash to the Lead Director, such payment to be made concurrently with the payment of the Annual Director Retainer and, for the New Directors, on the same pro rata basis as applies to the Annual Director Retainer;

d.	An annual retainer of $25,000 shall be payable in cash to the Chair of the Metropolitan Life Insurance Company Investment Committee, such payment to be made concurrently with the payment of the Annual Director Retainer and, for the New Directors, on the same pro rata basis as applies to the Annual Director Retainer; and

e.	No fees shall be paid for the Directors’ attendance at meetings.

FURTHER RESOLVED, that the officers of the Company (the “Officers”) are authorized in the name and on behalf of the Company to (a) take such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate governmental authorities, any and all instruments and documents including all certificates, contracts, bonds, agreements, documents, instruments, receipts or other papers, (b) incur and pay or cause to be paid all fees and expenses and (c) engage such persons, in each case as such Officer shall in that Officer’s judgment determine to be appropriate, necessary, or desirable to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby.
FURTHER RESOLVED, that these resolutions shall supersede the resolutions regarding the compensation of non-management directors adopted by the Board of Directors on January 18, 2006.